Exhibit 99.1
Dycom Industries, Inc. (NYSE: DY) Q1 2025 Results Conference Call May 22, 2024 9:00 AM ET

CORPORATE PARTICIPANTS

Steven E. Nielsen, President, Chief Executive Officer & Director, Dycom Industries, Inc.
Ryan F. Urness, Vice President, General Counsel & Corporate Secretary, Dycom Industries, Inc.
H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

OTHER PARTICIPANTS

Alex Rygiel, Analyst, B Riley Securities, Inc.
Adam Thalhimer, Analyst, Thompson, Davis & Company, Inc.
Sangita Jain, Analyst, KeyBanc Capital Markets, Inc.
Alexander Waters, Analyst, BofA Securities, Inc.
Steven Fisher, Analyst, UBS Securities LLC
Brent Thielman, Analyst, D.A. Davidson & Co.
Rob Palmisano, Senior Equity Research Associate, Raymond James & Associates, Inc.
Eric Luebchow, Analyst, Wells Fargo Securities LLC
Christian Schwab, Analyst, Craig-Hallum Capital Group LLC
Alan Mitrani, Managing Partner, Sylvan Lake Asset Management LLC

MANAGEMENT DISCUSSION SECTION

Operator

Good day and thank you for standing by. Welcome to Dycom Industries’ First Quarter Fiscal 2025 Results Conference Call. At this time, all participants are in a listen-only mode. After the speaker’s presentation, there will be a question-and-answer session. [Operator Instructions] Please be advised that today's conference is being recorded. I would now like to hand the conference over to your host, Mr. Steven Nielsen, President and Chief Executive Officer. Please go ahead, sir.

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Thank you, Operator. Good morning, everyone. Thank you for attending this conference call to review our first quarter fiscal 2025 results. Going to slide 2. During this call we will be referring to a slide presentation which can be found on our website’s investor center main page. Relevant slides will be identified by number throughout our presentation. Today we have on the call Drew DeFerrari, our Chief Financial Officer, and Ryan Urness, our General Counsel. Now I will turn over the call to Ryan Urness.

Ryan F. Urness Vice President, General Counsel & Corporate Secretary, Dycom Industries, Inc.
Thank you, Steve. All forward-looking statements made during this conference call are provided pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all comments reflecting our expectations, assumptions or beliefs about future events. These forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from current projections, including those risks discussed in the Company’s filings with the US Securities and Exchange Commission. Forward-looking statements are made solely as of the original broadcast date of this conference call and we assume no obligation to update any forward-looking statements. Steve?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Thanks, Ryan. Now, moving to slide 4 and a review of our first quarter results. As we review our results, please note that in our comments today, and in the accompanying slides, we reference certain Non-GAAP measures. We refer you to slides 14 through 19 for a reconciliation of these Non-GAAP measures to their corresponding GAAP measures.

Now for the quarter. Revenue increased year over year to $1.142 billion, an increase of 9.3%. Organic revenue increased 2.5%. As we deployed gigabit wireline networks, wireless/wireline converged networks and wireless networks, this quarter reflected an increase in demand from two of our top five customers.

Gross margin was 19.3% of revenue and increased 95 bps compared to the first quarter of fiscal 2024. General and administrative expenses were 8.3% of revenue. And all of these factors produced Adjusted EBITDA of $130.9 million or 11.5% of revenue, and earnings per share of $2.12. Liquidity was solid at $573.6 million. Pro-forma for our recently closed five-year extension to our senior credit facility, liquidity was $707 million. In May, we completed an acquisition that extends our geographic footprint to Alaska. And finally, during the quarter we repurchased 210,000 shares of our common stock for $29.8 million.

Now, going to slide 5. Today major industry participants are constructing or upgrading significant wireline networks across broad sections of the country. These wireline networks are generally designed to provision gigabit network speeds to individual consumers and businesses either directly or wirelessly using 5G technologies.

Industry participants have stated their belief that a single high-capacity fiber network can most cost effectively deliver services to both consumers and businesses, enabling multiple revenue streams from a single investment. This view is increasing the appetite for fiber deployments, and we believe that the industry’s effort to deploy high-capacity fiber networks continues to meaningfully broaden the set of opportunities for our industry.

We are encouraged that a number of our customers are pursuing strategic transactions aimed largely in part to increase access to capital and expand fiber deployment programs.

Increasing access to high-capacity telecommunications continues to be crucial to society, especially for rural America. The Infrastructure Investment and Jobs Act includes over $40 billion for the construction of rural communications networks in unserved and underserved areas across the country under the BEAD program. This represents an unprecedented level of support and meaningfully increases the rural market that we expect will ultimately be addressed. All states and territories have submitted their initial BEAD proposals. As of early this week, eight states and territories have completed all 10 required steps while 45 others have completed 9 of the 10. Once all 10 steps are completed, a state can request 20% or more of its allocated BEAD funding. To date, approximately $6 billion, or 14% of the program total, has received initial proposal approval.

In addition, substantially all states have commenced programs that will provide funding for telecommunications networks even prior to the initiation of funding under the Infrastructure Act.

We are providing program management, planning, engineering and design, aerial, underground, and wireless construction, and fulfillment services for gigabit deployments. These services are being provided across the country in numerous geographic areas to multiple customers.

These deployments include networks consisting entirely of wired network elements and converged wireless/wireline multi-use networks. Fiber network deployment opportunities are increasing in rural America as new industry participants respond to emerging societal initiatives.

We continue to provide integrated planning, engineering and design, procurement and construction and maintenance services to several industry participants.

Macro-economic conditions appear stable. In addition, the market for labor has improved in many regions around the country. Automotive and equipment supply chains are also improving, although the supply of mid-duty chassis is still somewhat constrained. Prices for capital equipment continue to increase, but at a moderating rate.

For several customers, we expect the pace of deployments to increase this year, including two significant customers whose capital expenditures were more heavily weighted toward the first half of calendar year 2023. Within this context, we remain confident that our scale and financial strength position us well to deliver valuable service to our customers.

Moving to slide 6. During the quarter revenue increased 9.3%. Our top five customers combined produced 56.4% of revenue, which was essentially flat organically. Demand increased from two of our top five customers. All other customers increased 5.7% organically.

AT&T was our largest customer at 18.9% of revenue, or $215.5 million. AT&T grew sequentially for the second consecutive quarter. Lumen was our second largest customer at 13.7% of total revenue, or $156.8 million. Lumen grew organically 15.0%. This was our ninth consecutive quarter of organic growth with Lumen. Revenue from Comcast was $105.0 million, or 9.2% of revenue. Comcast was Dycom’s third largest customer. Charter was our fourth largest customer at $89.1 million, or 7.8% of revenue. Charter grew 121.8% organically. And finally, Verizon was our fifth largest customer at $78.2 million, or 6.8% of revenue.

This is the twenty-first consecutive quarter where all of our other customers in aggregate, excluding the top five customers, have grown organically. Of note, fiber construction revenue from electric utilities was $96.0 million in the quarter.

We have extended our geographic reach and expanded our program management and network planning services. In fact, over the last several years we believe we have meaningfully increased the long-term value of our maintenance and operations business, a trend which we believe will parallel our deployment of gigabit wireline direct and wireless/wireline converged networks as those deployments dramatically increase the amount of outside plant network that must be extended and maintained.

Now, going to slide 7. Backlog at the end of the first quarter was $6.364 billion vs. $6.917 billion at the end of the January 2024 quarter, a decrease of $553 million. Of this backlog, approximately $3.863 billion is expected to be completed in the next 12 months. Backlog activity during the first quarter reflects solid performance as we booked new work and renewed existing work. We continue to anticipate substantial future opportunities across a broad array of our customers.

During the quarter we received from Frontier, a construction and maintenance agreement in Illinois. For Comcast, a construction agreement in Washington. Various rural fiber construction agreements in Washington, Arizona, Tennessee, and Georgia. And various utility line locating agreements in California, Virginia, and Georgia. Headcount was 15,689.

Now I will turn the call over to Drew for his financial review and outlook.

H. Andrew DeFerrari Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.
Thanks Steve and good morning, everyone.

Going to slide 8. Contract revenues were $1.142 billion and organic revenue increased 2.5%. Revenues from our recently acquired businesses were $71.2 million in Q1. Adjusted EBITDA was $130.9 million, or 11.5% of contract revenues, compared to $113.5 million, or 10.9% in Q1 2024, an increase of 60 bps.

Gross margin improved 95 bps to 19.3% of revenue compared to 18.4% in Q1 2024. G&A expense was 8.3% of revenue compared to 7.9% in Q1 2024. The increase in G&A reflects higher stock-based and performance-based compensation as well as an increase in professional fees, including costs related to acquisitions. Net income was $2.12 per share compared to $1.73 per share in Q1 last year. Results for the quarter include income tax benefits resulting from the vesting and exercise of share-based awards of $5.9 million, or $0.20 per share, compared to $2.7 million, or $0.09 per share, in the year ago quarter. Including these benefits, the change in net income reflects the $17.4 million increase in Adjusted EBITDA and higher gains on asset sales, offset by $7.9 million of higher depreciation and amortization, $1.5 million of higher interest expense, and higher stock-based compensation and income tax expense.

Going to slide 9. Our financial position and balance sheet remains strong. We ended Q1 with $500.0 million of Senior Notes, $310.6 million of Term Loan, and $55.0 million of revolver borrowings outstanding. Cash and equivalents were $26.1 million and liquidity was $573.6 million. In May, we amended our Senior Credit Facility to expand capacity and extend the maturity to January 2029. Under the new Facility, we now have $450 million of Term Loan outstanding and an undrawn $650 million Revolving Credit Facility. On a pro forma basis, if the new facility was in place as of April 2024, total liquidity would have increased by approximately $133 million to $707 million reflecting increased cash on hand and higher revolver availability. Our capital allocation continues to prioritize organic growth, followed by M&A and opportunistic share repurchases, within the context of our historical range of net leverage.

Going to slide 10. Cash flows used in operating activities were $37.4 million to support the sequential growth in Q1. The combined DSOs of accounts receivable and net contract assets were 110 days, a reduction of 10 days sequentially reflecting normal seasonal impacts and collections from customers during the quarter. Capital expenditures were $29.3 million, net of disposal proceeds, and gross CapEx was $42.0 million. During Q1 we acquired a telecommunications construction contractor based in the Midwest United States for $13.0 million, net of cash acquired. Additionally, during Q2 we have acquired another telecommunications construction contractor for $ 20.8 million, net of cash acquired, that expands our geographic footprint to Alaska. During Q1, we repurchased 210,000 shares of our common stock for $29.8 million.

Going to slide 11. As we look ahead to the second quarter ending July 27, 2024, we expect organic contract revenues to grow by high-single digits as a percentage of contract revenues compared to Q2 2024. In addition to the organic revenue growth, we expect approximately $70 million of acquired revenues. We also expect Non-GAAP Adjusted EBITDA percentage of contract revenues to increase 25 to 75 bps as compared to Q2 of last year, $6.0 million of amortization expense, $14.9 million of net interest expense, a 26.5% effective income tax rate, and 29.4 million diluted shares.

Now, I will turn the call back to Steve.

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.

Thanks Drew, moving to slide 12. This quarter we experienced solid activity and capitalized on our significant strengths. First and foremost, we maintained significant customer presence throughout our markets. We are encouraged by the breadth in our business. Our extensive market presence has allowed us to be at the forefront of evolving industry opportunities.

Telephone companies are deploying fiber-to-the-home to enable gigabit high speed connections. Rural electric utilities are doing the same. Dramatically increased speeds for consumers are being provisioned and consumer data usage is growing, particularly upstream.

Wireless construction activity in support of newly available spectrum bands continues this year.

Federal and state support for rural deployments of communications networks is dramatically increasing in scale and duration.

Cable operators are increasing fiber deployments in rural America. Capacity expansion projects are underway.

Customers are consolidating supply chains creating opportunities for market share growth and increasing the long-term value of our maintenance and operations business.

We are pleased that many of our customers are committed to multi-year capital spending initiatives as our nation and industry experience stable economic conditions. We are confident in our strategies, the prospects for our company, the capabilities of our dedicated employees, and the experience of our management team.

Now, Operator, we will open the call for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Please stand by while we compile the Q&A roster. And our first question will come from Alex Rygiel from B. Riley Securities. Your line is open.

Alex Rygiel Analyst, B Riley Securities, Inc.
Good morning, Steve and Drew. Very nice quarter. Couple of quick questions here. Lots of development talk about AI and data center demand and the electric grid, but can you talk about how this megatrend has or may impact your telecom business? And how would you frame AI relative to other communication infrastructure megatrends over the past few decades?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
I think, Alex, the way I would start is there's a direct opportunity that, as they create more data center capacity, and I'm not an expert in this, but we do monitor the trends, sufficient grid power is hard to find. And so, we are seeing more data centers located in parts of the country that historically have not had the backbone fiber access that the more traditional geographies for data center. So, certainly there's an opportunity there.

I think, more broadly and to the second half of your question, if we think about any application that learns from and requires ever-increasing amounts of data, you've got to collect it and then you've got to process it and then you've got to send it somewhere to be used. And so, anything that increases demands on the network has historically been good for our business. A little early to tell what the magnitude of that may be, but certainly something to pay attention to.

Alex Rygiel Analyst, B Riley Securities, Inc.
And then, second question, your Adjusted EBITDA margin showed some nice improvement and your guidance continues to reflect expansion. Can you remind us where your long-term target is and then talk about some of the things you are doing that are a tailwind to this margin improvement?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Yeah, Alex, as we've said before, we have seen in periods of time where we have had broad geographic and customer diversification, that we get good operating leverage. And so, as we have better distribution across customers and geographies, we think that's an opportunity. I mean, we continue to roll out a number of technologies to simplify the field administration of the business to focus on increased productivity. And as I always say, we had good performance this quarter, but half the business was less than the average. And so, we could always have things to work on.

Alex Rygiel Analyst, B Riley Securities, Inc.
Thank you very much.

Operator
Thank you. Our next question will come from Adam Thalhimer from Thompson Davis. Your line is open.

Adam Thalhimer
Analyst, Thompson, Davis & Company, Inc.
Hey, good morning, guys. Nice quarter. Hey, Steve. In the prepared remarks, you referenced cable capacity expansion projects. Can you unpack that for us a little bit, and could that impact your largest cable customer?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Look, I think, more broadly, that was talking about the cable industry focusing on moving to DOCSIS 4.0, either through a mid-split or a high-split approach, as well as through full duplex. And I think, as that technology becomes more settled and becomes more available throughout this year, there'll certainly be opportunities there for growth. The cable industry, broadly, is also building out, edging out of their existing footprint, and that's also certainly a good opportunity for us to grow also.

Adam Thalhimer
Analyst, Thompson, Davis & Company, Inc.
All right. And then, on the share repurchase activity, $59 million over the past two quarters, how would you characterize that? Is this just in line with your normal capital allocation or do you see the shares as undervalued?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
I think we can first say that we're in the money. But beyond that, I think we've always focused on a balanced approach that says, first and foremost, we're going to make sure that we have sufficient capacity to support the growth of our customers and of the industry. I mean, we're a substantial portion or a good portion of the industry, and we want to make sure we can always support industry and customer growth. And then, we're going to look at acquisitions versus share repurchases.

I think we've been encouraged on the acquisitions side. We've always had an opportunistic approach to acquisitions, and we're seeing more opportunities. I think a little bit counterintuitively, with the normalizing of interest rates, we see value that we didn't see a couple of years ago. And so, we're going to take advantage of those opportunities when we can. And, of course, the last thing which supports all of it, is if you look at our EBITDA over the last couple of years, it's doubled. Leverage has come in, and so, we have more financial capacity to explore all the options across organic growth, M&A, and share repurchase.

Adam Thalhimer
Analyst, Thompson, Davis & Company, Inc.
Great. Thanks, Steve.

Operator
Thank you. Our next question will come from Sangita Jain from KeyBanc Capital Markets. Your line is now open.

Sangita Jain
Analyst, KeyBanc Capital Markets, Inc.
Yes, thank you. Hi, Steve. Good morning. I had a couple of questions. One on the backlog, I understand it's a seasonally slow quarter, but just trying to get a sense of the backlog versus the dynamics of the strong revenue growth forecast that you gave us, if you could help us there?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Sure. So, it was a quiet quarter with customers. That's not unusual for that part of the year. I think the other thing to keep in mind, Sangita, is if you look at the next 12 months, basically in line with the January quarter, even though we do have some contracts that are annual and renew at the end of each calendar year. And so, I guess, what I would say is, right now, we're focused on the next 12 months and the organic revenue guide; and duration and total backlog is always important, but in this current environment, something we pay attention to, but we're much more focused on next 12 months.

Sangita Jain
Analyst, KeyBanc Capital Markets, Inc.
Got it. That's helpful. And also, on the Alaska acquisition that you announced, is that in any way you looking out at the BEAD opportunity because it looks like Alaska put a decent amount of funding on BEAD? Or are there any other drivers for that acquisition?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Well, first and foremost, Sangita, we like the folks that we bought the business from, one of the – they’re two partners, one of the partners actually worked for us a little less than 20 years ago. The other partner was a customer a little less than 20 years ago. So, we're pleased with the opportunity to get together with folks that we've known for a long time and have great, established reputations and track records.

And then, as you point out, Alaska received a little over $1 billion of the BEAD money. They've also received some USDA money. And it's just that we think it's an opportunity to grow where that funding is going to become available with people that we know and respect.

Sangita Jain
Analyst, KeyBanc Capital Markets, Inc.
All right, that's very helpful. Thank you, Steve.

Operator
Thank you. Our next question will come from Alex Waters from BofA. Your line is open.

Alexander Waters Analyst, Bank of America
Hey, good morning. Thanks for taking my question. Maybe first, Steve, can you maybe talk about any impact you see from the Uniti and Windstream merger? I know Windstream is a Top 10 customer for you guys. And then, secondly, pretty strong performance from the electric utilities this quarter. Could you just maybe give a little bit more color on that and what the runway associated is? Thanks.

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Sure. Thanks. Good morning, Alex. So, yes, we have worked for Windstream for decades, and so we are certainly encouraged that when they – when Uniti announced the merger, that they identified that, in part, the merger was motivated by the desire to do more fiber-to-the-home, up to 1 million additional passings. And so, yes, we think that Uniti, Windstream, as well as EQT, T-Mobile, Lumos and other strategic activity in the industry is all around how do they raise more capital, how do they become more financially flexible so that people can deploy more CapEx on the things that we do, build fiber-to-the-home. So, yeah, we are encouraged by Windstream and Uniti. And I think with respect to electric utilities, it's a nice segment; it's grown substantially for us over the last six, seven, eight years; and it just shows how strong the trend is in rural America and how many participants see value in deploying fiber. And we think that's going to continue.

Alexander Waters Analyst, Bank of America
Thank you.

Operator
Thank you. And our next question will come from Steven Fisher from UBS. Your line is open.

Steven Fisher Analyst, UBS Securities LLC
Thanks. Good morning. Just wanted to ask you about some growth and availability of resources. Obviously, strong quarter. I'm curious how you're thinking about the stars are lining up on timing in a lot of these funding programs and customer demand. I'm wondering if you think your fiscal 2026 is going to require a much broader level of contractor resources? And are the resources available to handle strong double-digit growth if that's how it lines up, and should we think about that we'll start to see it more in your hiring ahead of that or will you turn to more subcontracting and just, essentially, I guess, are we on the edge of much faster growth here? And is the industry ready to handle it?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Yeah, Steve, I guess, what I would say is that labor supply has been improving. We've identified that, I think, for the last two or three quarters. So, as we get bigger and as the industry gets bigger, its ability to add resources on the margin increases. And so, I think that that's encouraging. As we've talked about before, over the last three years, we've added in excess of $1 billion of organic growth. And as you get bigger, your ability to do that gets better. So, it won't be easy, never is.

But we feel confident that with the right customers, applying ourselves to the right opportunities where we can be most helpful, that we can continue to grow. There'll always be a mixture of in-house hires, depending on the line of business and geography and what's available through subcontractors. But I think we're also perceived as to be a good partner to our subcontractors, and I think as opportunities develop, we'll be able to get our fair share.

Steven Fisher Analyst, UBS Securities LLC
Okay. And then, it looks like you're starting to have some consistency in this 25 to 75 basis points of year-over-year margin improvement. How should we think about what's really driving that? Is that really just general operating leverage as your revenues grow, you get just a little bit more absorption or is there better pricing going into backlog relative to what you're reporting on a trailing basis versus some of the initiatives you talk about, productivity things and some of the sort of the back office? So, how do we think about what's really within that 25 to 75 basis points of margin improvement? And is there anything that would take it up or down from here in sort of the next handful of quarters?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Yeah. And Steve, I think you touched on the way we think about the business. I mean, clearly, when you get good organic growth and you get broad, fully distributed growth across customers and geographies, that's your best recipe for operating leverage. And so, clearly, that's probably first and foremost.

Second, I think, given the scale of the enterprise now and it's our geographic coverage, we work hard to make sure that we're committing resources to customers in areas where we can perform for them and for ourselves. So, we want to make sure that where we commit, that we'll do a really great job for the customer. And usually, when we do a really great job for the customer, we're able to perform better for ourselves.

And then, I think we're always going to continue to work hard on taking cost out of the business. We're using lots of tools that we connect with crews now wirelessly. We try to move data electronically rather than in then the old way. And again, based on our scale, we're making investments there that, frankly, I don't see other people making at the same level. So, I think, a combination of good operating leverage, the ability to make sure we only commit in places where we can do a good job for the customer, and then investing at scale and things that you have to have our scale to be good at.

Steven Fisher Analyst, UBS Securities LLC
Very helpful. Thank you.

Operator
Thank you. Our next question will come from Frank Louthan from Raymond James. Your line is open.

Rob Palmisano Senior Equity Research Associate, Raymond James
Hey, guys. Good morning. This is Rob on for Frank. Congratulations on the quarter. So, from our recent contact with the states, it doesn't appear there will be any BEAD-related construction being done this year. Is that your expectation as well? And then, as a follow up, based on what you're seeing in the locate business, what's your outlook on how the US economy is faring so far this year relative to how it looked coming into January? Are you seeing more activity, less overall? Any color you can provide us with would be appreciated. Thank you.

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Yeah, on BEAD, Rob, I think what I would tell you is that there has been a pickup in the number of states that have gotten first step approval or actually second step approval. So, there are actually eight states that are ready to start the subgrantee process, including four that have over $1 billion. So, I think, incrementally, we feel more positive than we did three months ago. Obviously, lots to do.

It's interesting, Rob, those eight states have about $6 billion of funding. Of course, there's a required 25% match or, call it, $7 billion or $8 billion. That's bigger than the 2009 stimulus that kept us quite busy for a couple, three years. So, it's amazing just the scale of it.

I think next year, I think you're right, I guess the first half of next year, first quarter. But there are some states here that are moving rapidly and we're having some conversations with. So, hopefully, it'll be a little bit sooner, but I think it will be worth the wait based on everything that we know today. And then, I would tell you that just kind of our own internal indicators turned positive in that business fall of last year and they've continued to improve, and we'll hope that continues.

Rob Palmisano Senior Equity Research Associate, Raymond James
Okay. Great. Thank you.

Operator
Thank you. Our next question will come from Brent Thielman from D.A. Davidson. Your line is open.

Brent Thielman Analyst, D.A. Davidson & Co.
Great. Thanks. A couple, just on the quarter. The other income item below the operating line seemed to be a larger than usual benefit, and then, similarly, a much lower tax rate this quarter. Can you just clarify what those items are related to?

H. Andrew DeFerrari Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.
Yeah, Brent, this is Drew. So, in the other income, you'll see the gain on sale was a little bit higher this quarter. So, from – that's from disposal proceeds on assets as we're buying new and selling existing. And then, on the tax rate, we did call out in the comments, and you'll see it on the slides as well, we did have a benefit of about $0.20 per share, which was related to the vesting and exercise of share-based awards. And so, that comes through as a benefit on the tax line. So, I think if you strip that out, the rate, the effective tax rate for the quarter was a little over 26.5%, and that's where I've guided in the outlook as well.

Brent Thielman Analyst, D.A. Davidson & Co.
Okay, appreciate that, Drew. And then, Steve, I guess, just a follow up on the overall data center opportunity for Dycom. I mean, a lot of these projects seem to be well underway, obviously, more potentially to come in terms of planning. Could you just help us understand what's been the benefit to the business directly or indirectly to date? Understand that you'll need more backhaul in the future, but presumably you'll need that sooner than later. So, I just want to get my head wrapped around how you're looking at this and what's actually been the impact to your business so far?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Yeah, Brent, I know it's the topic of the day on the Street, but I would say the impact's been modest on the business, so it's all upside depending on how it develops. But it's – it is not an area where we've seen a material impact on the business as of yet.

Brent Thielman Analyst, D.A. Davidson & Co.
Okay. All right. Fair enough. Thanks.

Operator
Thank you. Our next question will come from Eric Luebchow from Wells Fargo. Your line is now open.

Eric Luebchow
Analyst, Wells Fargo Securities LLC
Thanks for taking the question. So, Steve, you talked about two of your top customers starting to increase the pace of deployments versus a bit more of a pull-forward into the first quarter last year. So, is your expectation with those two customers they'll kind of grow sequentially from here and we'll see the growth path be a little bit steadier versus what was a little bit more of a volatile quarterly pace last year?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Yeah, think we're pleased with how both of those customers developed in – from the January quarter, into the April quarter. And we feel good about the year, and we think they're growing as we lap the easier comps in the back half of last year. And I think they both have large programs and we're pleased that we're able to participate.

Eric Luebchow
Analyst, Wells Fargo Securities LLC
And then, you had a comment in your prepared remarks about wireless CapEx to support new spectrum deployments. Just curious if you're seeing any green shoots or inflection points? I know wireless spending broadly has been – has slowed quite a bit the last couple years. I don't know if you're seeing any opportunities to deploy new spectrum or densify existing sites that could improve the trajectory of that business for you?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Yeah, I guess, what I would say, Eric, is it's less than 4% of revenue now. And right now, we don't anticipate any return to growth anytime soon. The carriers continue to do a great job of deploying spectrum pretty efficiently. And so, we have not seen any significant change since last quarter.

Eric Luebchow
Analyst, Wells Fargo Securities LLC
Great. And I'll sneak one more in, Steve. Just as you look at some of these – the BEAD and the rural fiber programs that are coming up, do you think there'll be any real kind of margin differential on building fiber in those more rural areas versus more urban? And does it depend on whether the incumbents are planning to build within or adjacent to their ILEC footprints versus out-of-footprint, which I know can be a lot more challenging for them?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Yeah, Eric, there's nothing inherent in any build, whether it's rural, urban or suburban, as to what the margins are. It's always a function of the capital that's required on the program and the complexity of managing it with the customer. We do lots of rural work today and we're pleased with the results. And so, we're not thinking that the shift will have a material impact one way or another on our overall sense of the margin trajectory of the company.

Clearly, as you identified, to the extent that incumbents are able to utilize their existing pole attachment agreements, central offices or headends or other facilities that they already have sited there, that will be helpful. And then, I would say, and we've talked about this before, we serve on a – for maintenance master service agreements, we serve broad sections of rural America right now, and it'll be great to have more to do through those footprints.

Eric Luebchow
Analyst, Wells Fargo Securities LLC
Fair. Thank you, Steve.

Operator
Thank you. Our next question comes from Christian Schwab from Craig-Hallum Capital Group. Your line is now open.

Christian David Schwab
Analyst, Craig-Hallum Capital Group LLC

Hey, Steve, just a follow up on BEAD. I know that the Commerce Secretary has been telling Congress that they want all the states to be approved and the money to start being disbursed as soon as this fall. So, I want to go back to you're feeling better about that market than, say, you did 90 days ago. Do you think we'll be in a really strong, broader position? I know you talked about $9 billion of just a handful of states, plus or minus. But do you think as we go into 2025 – I'm just wondering if you could just add a little bit more color on your enthusiasm for “worth the wait”?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Yeah, Christian, I think we've always taken an appropriately conservative view as to how quickly any government program will start up. But I think this is a classic example, Christian, of sometimes we over anticipate but then really underappreciate. I mean, this is a big program. If it starts in the fourth quarter of 2024, the first quarter in 2025, in 2026, I don't think anybody's going to remember because of the magnitude of the program.

As I said earlier, if you think about this relative to the most comparable program 15 years ago, the money that's awarded now for eight states is larger than the amount of money that was dedicated to the entire country. And just to remind everybody, on that earlier program, that was about $6.5 billion when it was all said and done through our own efforts, and then with the companies that we had acquired in 2012 on a pro forma basis, we did about 8% or 9% of that entire program. So, this is a big opportunity.

Christian David Schwab
Analyst, Craig-Hallum Capital Group LLC
And that is a great segue to my next question, Steve, is given the tremendous amount of infrastructure dollars not only in fiber but elsewhere, do you feel like there's less competition or the potential for less new entrants to come into the marketplace to chase after those dollars that are kind of used to getting dirty and dealing with heavy equipment that you might have expected previously?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
I think, Christian, my view on competition is, we're in a highly competitive industry. As we do well, we're going to attract competition. That is true today as it was 20, 25 years ago. So, just something that we're going to deal with. What I do – what I think we can say is, as the programs become larger and more complex, we think there's a real return to the singular focus on this industry that we have, and that helps us to perform better and win our fair share against those who might be more diversified.

Christian David Schwab
Analyst, Craig-Hallum Capital Group LLC
Great. No other questions. Thank you.

Operator
Thank you. Our next question comes from Alan Mitrani from Sylvan Lake Asset Management. Your line is now open.

Alan Mitrani
Managing Partner, Sylvan Lake Asset Management LLC
Hi. Thank you. A couple of questions if I can. You said, on CapEx, can you give us – and maybe I missed it – can you give us an updated guide for the year? And also, why is it that your CapEx missed what you thought it would be this quarter?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Go ahead, Drew.

H. Andrew DeFerrari Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.
Yeah. Alan, we haven't updated the CapEx from where we were. We still anticipate the $220 million to $230 million. If you look at the net number for the quarter, and to add on to Brent's earlier question, we did have higher disposals in the quarter that's net into that number.

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.
And on a gross basis, Alan, it was in line with our expectations and...

Alan Mitrani
Managing Partner, Sylvan Lake Asset Management LLC
Okay.

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
...as quick as we add it, we're putting it to work.

Alan Mitrani
Managing Partner, Sylvan Lake Asset Management LLC
No problem. Maybe I just missed my expectations for this quarter. That's fine. Question for you, the two acquisitions, can you give us the revenue run rate for each of those acquisitions, either trailing 12 months or past calendar year?
Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
I mean, Alan, we provided in Drew's comments the purchase price. We're not going to drill down into the revenue on something that's a bolt-on, other than to say that we're pleased with both of those acquisitions, as well as the one that we did last year. And to the extent that there are more available, we'll continue to look at them.

Alan Mitrani
Managing Partner, Sylvan Lake Asset Management LLC
Okay. And then, on SG&A, the numbers seem – the absolute dollar numbers seem pretty high relative to the increase in revenues year-over-year, $10 million increase, I realized a little bit million in change of it was, let's say, non-stock comp. But is there something else? The percentage of revenue was fairly high versus the past. Is there something else there, like a meaningful – like some non-recurring besides some of the professional fees that were in there that made that so much higher?

H. Andrew DeFerrari Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.
So, Alan, well, obviously, we had better-than-expected organic revenue growth this quarter. And then, we expect that as – if you look at the outlook, the increase in the next quarter as well, and then when our results increase, both the performance-based stock comp as well as regular performance compensation increases, and that impacts G&A. As you highlighted, there was some M&A type costs that hit the number as well.

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Yeah. And I think the other thing that I would add, Alan, is as we look at our growth outlook, we're going to make sure that we invest in the right program controls and the right G&A processes to make sure that when we get them, that we achieve the margins that we anticipate.

Alan Mitrani
Managing Partner, Sylvan Lake Asset Management LLC
Okay. Thank you. And then, one final question. Relative to the stock – to the repurchase of shares, I saw in your annual letter, you highlighted over the last – since you've been CEO, way back, how you guys have bought stock back at pretty good prices, clearly, and it's been a good investment. But I still look at your stock, even though it's hitting all-time highs here and doubled since October, you still trade, whether everybody's overvalued or not, you still traded anywhere from a 30% to 100% discount to most of – most other comps that that I would look at, either specialty contractors or other contractors, and yet your margins are higher than most of them and your leverage is lower. Do you have a thought process on that relative to what you're seeing in the market or what the valuations are?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Alan, it's like that old statement, right? In the short term, the market is a – is it a weighing machine? I forget what the saying is. But look, we're going to run the business fundamentally in the way that has been successful over a long period of time to the extent that the market gives us opportunities to allocate capital, to reduce ownership claims on the future. And we think the future is bright, and we're going to do that. And I've been doing it a long time. Everything rotates around, but at the end of the day you run the business as best you can, and the market will take care of itself.

Alan Mitrani
Managing Partner, Sylvan Lake Asset Management LLC
Thank you.

Operator
Thank you. And our next question will come from Steven Fisher from UBS. Your line is open.

Steven Fisher
Analyst, UBS Securities LLC
Thanks. Just a couple of quick follow ups. Not sure if I missed it, but the $55 million of revolving facility that you added in the quarter, what was that for? Was that related to the buybacks and acquisitions you already did or was that something more – for more of what's to come?

H. Andrew DeFerrari Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.
No, I think – and Steve, this is Drew. So, seasonally, we consume some working capital. So, if you look, we did use some operating cash flows in the quarter and that just funded the business. We also did close the acquisition that we – or one of the acquisitions in the quarter as well, which was the one with the $13 million purchase price.

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Yeah. And Steve, I guess, what I would add is that we have had a long practice here to renew credit facilities a couple of years before the maturity dates. And so, we had a maturity date in April of 2026. And so, we've now extended that to April of 2029.

H. Andrew DeFerrari Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.
January 2029.

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
January...

H. Andrew DeFerrari Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.
2029.

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Drew corrects me, January of 2029. And that's just ordinary course. And so, that's why we did what we did on the credit facility.

Steven Fisher
Analyst, UBS Securities LLC
Okay. Yeah, I thought it might be working capital, but last year's Q1, you did not have a draw on it. So, but anyway, and just to follow up on Alan's question on the acquired revenues, is there any puts and takes to the expectation for Q2? Because it seems roughly steady at about $70 million with Q1, but presumably you'll have more acquisitions in this quarter than you had last quarter. So, just curious if there's some puts and takes that are keeping that from being higher?

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc
Steve, I think all of the businesses are performing well. When they're smaller businesses, they tend to have a little more volatility quarter-to-quarter, and we don't want to get ahead of ourselves in giving you that kind of non-organic expectation. The Alaska acquisition, believe it or not, hasn't really gone to work yet. That's kind of a June thing. And so, they're not going to be a significant contributor this quarter until we get deeper into June and July.

Steven Fisher
Analyst, UBS Securities LLC
Okay. Makes sense. Thank you.

Operator
Thank you. And I am showing no further questions from our phone lines. I'd now like to turn the conference back over to Steven Nielsen for any closing remarks.

Steven E. Nielsen President, Chief Executive Officer & Director, Dycom Industries, Inc.
Well, we thank everybody for your time and attendance and interest, and we look forward to speaking to you again on our next quarter, which will be the third week of August. Thank you.

Operator
Thank you. This concludes today's conference call. Thank you for your participation. You may now disconnect. Everyone, have a wonderful day.